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November 6, 1997



Game Financial Corporation
13705 First Avenue North
Minneapolis, Minnesota 55441

Re:   Merger of Game Financial Corporation with and into Game Acquisition Corp.

Ladies and Gentlemen:

This letter provides our opinion concerning certain material United States federal income tax consequences which more likely than not should arise from consummation of the merger ("the Merger") set forth in the Agreement and Plan of Merger dated as of September 24, 1997, by and among Game Financial Corporation ("the Company"), Viad Corp ("Viad"), and Game Acquisition Corp. ("Acquisition Sub"), by which Viad will acquire the stock of the Company.

In rendering this opinion, we have relied upon originals or copies of the Statements of Facts and Representations received from Gary A. Dachis and the Company, the Agreement and Plan of Merger, dated September 24, 1997, by and among the Company, Viad, and Acquisition Sub; the Selling Shareholder's Agreement, dated as of September 24, 1997, by and between Viad and Gary A. Dachis; the proposed Escrow Agreement, by and among Viad, Gary A. Dachis, and the Escrow Agent identified therein; the draft Form S-4 filed with the Securities and Exchange Commission; the Stock Option Agreement, dated as of September 24, 1997, by and among Viad and the Company; the Irrevocable Proxy Agreement, dated as of September 24, 1997, between Viad, the Company and certain holders of Common Stock of the Company set forth in such agreement (collectively, the "Documents") and the Assumptions below. Any defined terms used herein and not otherwise defined herein have the meaning set forth in the Documents, or the Form S-4 referenced below.

The Company and Gary A. Dachis have represented to us that the Documents provide an accurate and complete description of the facts and circumstances concerning the Merger and that the copies provided to us are accurate and the signatures genuine. In addition, the Company and Gary A. Dachis have represented that they have no knowledge of any plan or intention on the part of the Company's stockholders to engage in a sale, exchange, transfer, distribution, pledge, disposition, or any other transaction which results in a reduction in the risk of ownership or direct or indirect disposition of any shares of Viad Common
Stock to be issued in the Merger, which shares have been represented to us to have an aggregate fair market value in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Game Common Stock; this Tax Opinion is based on the representations of the Company and Gary A. Dachis that there is in fact no such plan or intention. We have made no independent determination regarding the facts and circumstances
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Game Financial Corporation                                      November 6, 1997
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surrounding the Merger, but instead have relied upon the Documents, without independent verification, for purposes of this letter. We have made no determination and not expressed any opinion as to the fair market value of any stock received in the Merger. Additionally, irrespective of the reorganization status of the Merger, a recipient of shares of Viad Common Stock would recognize income or gain to the extent such shares were considered to be received in exchange for services or property other than solely Game Common Stock.

This opinion is being rendered solely to the Company and its shareholders and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or be used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies without our prior written consent. However, we understand that this opinion will be included as an exhibit to the Form S-4 to be filed with the Securities and Exchange Commission. We consent to the inclusion of our opinion with such filing.


                                   ASSUMPTIONS

The following are assumptions that Ernst & Young LLP has relied upon in order to issue the opinions contained herein:

      (a) The fair market value of the Viad stock to be received by each Game shareholder will be approximately equal to the fair market value of the Game stock surrendered in the exchange.

      (b) Prior to the transaction, Acquisition Sub will be a first-tier subsidiary of Viad, and Viad will be in control of Acquisition Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

      (c) Viad has no plan or intention to reacquire any of its stock issued in the transaction.

      (d)    Viad has no plan or intention to liquidate Game; to merge Game with or into another corporation; to sell or otherwise dispose of the stock of Game except for transfers of stock to corporations controlled by Viad; or to cause Game to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Game.
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Game Financial Corporation                                      November 6, 1997
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      (e)   The liabilities of Acquisition Sub, if any, to be assumed by Game and the liabilities to which the transferred assets of Acquisition Sub are subject were incurred by Acquisition Sub in the ordinary course of its business.

      (f) Following the transaction, Game will continue its historic business or use a significant portion of its historic business assets in a business.

      (g) Viad, Acquisition Sub, Game, and the shareholders of Game will pay their respective expenses, if any, incurred in connection with the transaction.

      (h) There is no intercorporate indebtedness existing between Viad and Game or between Acquisition Sub and Game that was issued, acquired, or will be settled at a discount.

      (i) Viad does not own, directly or indirectly, nor has it owned during the past five years, any shares of the stock of Game.

      (j) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

      (k) The payment of cash or stock in lieu of fractional shares of Viad stock does not represent separately bargained-for consideration and is solely for the purpose of avoiding the expense and inconvenience to Viad of issuing fractional shares. The total cash or stock consideration that will be paid in the Merger to the Game shareholders instead of issuing fractional shares of Viad stock will not exceed one percent of the total consideration that will be issued in the transaction to the Game shareholders in exchange for their shares of Game stock. The fractional share interest of each Game shareholder will be aggregated, and no Game shareholder will receive cash or stock, in satisfaction of a fractional share interest, in amount equal to or greater than one full share of Viad stock at the time of the Merger.


              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the information contained in the Documents, the representations of the Company and Gary A. Dachis, and the validity of the Assumptions above, we are of the opinion that more-likely-than-not the following federal income tax consequences will result from the Merger:
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Game Financial Corporation                                      November 6, 1997
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  (1) The Merger will more likely than not constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Acquisition
      Sub and Viad will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

  (2) No gain or loss will more likely than not be recognized by the Company as a result of the Merger.

  (3) No gain or loss will more likely than not be recognized by a stockholder of the Company who receives solely voting shares of Viad voting Common Stock in exchange for Company voting Common Stock.

  (4) The tax basis of the shares of Viad voting Common Stock received by a stockholder of the Company will more likely than not be the same as the tax basis of the shares of Company voting Common Stock exchanged therefor.

  (5) The holding period of the shares of Viad voting Common Stock received by a stockholder of the Company will more likely than not include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided that the shares of Company Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

  (6) The payment of cash in lieu of fractional shares of Viad common stock will more likely than not be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Viad. These cash payments will more likely than not be treated as having been received as distributions in full payment in exchange for the stock so redeemed as provided in Section 302(b) of the Code.

      The receipt by Company shareholders in cash in lieu of fractional shares of Viad common shares will more likely than not be treated as if such shares had been issued in the Merger and then redeemed by Viad for cash. Such cash payments will be treated as having been received as distributions in full payment in exchange for the stock so redeemed as provided in Section 302(a) of the Code.

  (7) A Company shareholder who exercises dissenters' rights with respect to such shareholder's Company common stock and receives payment for such shares in cash will generally recognize gain or loss measured by the difference between the shareholder's basis in such shares and the amount of cash received if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of Viad
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Game Financial Corporation                                      November 6, 1997
                                                                          Page 5


      common stock (either actually or constructively within the meaning of Section 318 of the Code.

  (8) More likely than not, the Merger will not fail to qualify as a tax-free reorganization under Section 368(a) merely because Viad transfers part or all of the Company's Common Stock to Travelers.

  (9) More likely than not, the Merger will not fail to qualify as a tax-free reorganization under Section 368(a) merely because the Company shareholders exchange their Company options for Viad options.


                                SCOPE OF OPINION

The scope of this opinion is expressly limited solely to the federal income tax issues specifically addressed in (1) through (9) in the section entitled "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES", above. Specifically, our opinion has not been requested, and we have made no determination nor expressed any opinion on any other issues, including, but not limited to, valuation issues, any state and local, foreign, consolidated return, employee benefit, and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Additionally, our opinion has not been requested and none is expressed with respect to the exercise of options or similar rights to purchase stock, or the exchange, assumption or substitution of options or similar rights to purchase Game Common Stock for rights to purchase Viad Common Stock. Further, no opinion is expressed as to the qualification of the Merger as a statutory merger under state law.

Our opinion, as stated above, is based upon our analysis of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, current case law, and published Internal Revenue Service ("IRS") authorities in effect as of the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the information contained in the Documents. Any change in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our views as to the interpretation of existing law and is not binding on the IRS or the courts.

                                          Very truly yours,



                                           /s/ Ernst & Young LLP
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